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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Hardinge Inc.
(Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-0470200 (I.R.S. Employer Identification No.)
One Hardinge Drive Elmira, NY 14902 (Address of principal executive offices) (Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered None	Name of each exchange on which each class is to be registered None

Securities to be registered pursuant to Section 12 (g) of the Act:

Preferred Stock Purchase Rights
(Title of class)

An Exhibit Index Appears on Page 3

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Item 1.	Description of Registrant's Securities to be Registered.

                Incorporates by reference the Registrant's Form 8-A and all Exhibits thereto filed with the Commission on May 23, 1995.

                Effective August 25, 2003, the Fifth Third Bank ("Bank") resigned as Rights Agent under that certain Rights Agreement ("Agreement"), dated May 16, 1995, between American Stock Transfer and Trust Company ("American") and the Registrant, which Agreement was filed in its entirety as Exhibit 1 to the Registrant's Form 8-A filed on May 23, 1995 and which Agreement was amended August 25, 1997 and a Form 8-A/A Amendment No. 1 was filed on September 29, 1997. Also effective August 25, 2003, Computershare Investor Services LLC ("Computershare") accepted the Registrant's appointment to succeed the Bank as Rights Agent under the Agreement.

                The Registrant's appointment of Computershare as Rights Agent necessitated modification of the Agreement. The complete text of each modification is set forth in full at Exhibit 1 of this Form 8-A/A. The Registrant does not believe these modifications affect shareholders in any material manner.

Item 2.	Exhibits.

1.

Substitution of Successor Rights Agent and Amendment No. 2 to Rights Agreement, dated August 25, 2003, between Hardinge Inc. and Computershare Investor Services LLC amending the Rights Agreement dated May 16, 1995 and filed with the Commission as Exhibit 1 to the Registrant's Form 8-A on May 23, 1995 and Amendment No. 1 to the Rights Agreement dated August 25, 1997 and filed with the Commission on Form 8-A/A on September 29, 1997.

SIGNATURE

                Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
By: /s/ Richard L. Simons Richard L. Simons Executive Vice President and Chief Financial Officer
Date: May 18, 2004

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EXHIBIT INDEX

Exhibit No.	Description	Page No.
1	Substitution of Successor Rights Agent and Amendment No. 2 to Rights Agreement	4

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EXHIBIT 1

SUBSTITUTION OF SUCCESSOR RIGHTS AGENT
AND AMENDMENT NO. 2 TO RIGHTS AGREEMENT

                This SUBSTITUTION OF SUCCESSOR RIGHTS AGENT AND AMENDMENT NO. 2 TO RIGHTS AGREEMENT (this "Amendment) is made as of this 18th day of May, 2004, by and between Hardinge Inc., a New York corporation (the "Company"), and Computershare Investor Services LLC, a Delaware limited liability company ("Computershare").

                WHEREAS, as of May 16, 1995, the Company and American Stock Transfer and Trust Company ("American"), entered into a Rights Agreement (collectively with all exhibits and other attachments thereto, the "Rights Agreement"); and

                WHEREAS, pursuant to Section 21 of the Rights Agreement, American resigned as Rights Agent under the Rights Agreement effective August 25, 1997; and the Company appointed the Fifth Third Bank, an Ohio banking association with its principal place of business at 38 Fountain Square Plaza, Cincinnati, Ohio 45263 ("Fifth Third"), as successor Rights Agent under the Rights Agreement, and Fifth Third agreed to accept such appointment, as of August 25, 1997.

                WHEREAS, pursuant to Section 21 of the Rights Agreement, Fifth Third resigned as Rights Agent under the Rights Agreement effective August 25, 2003; and the Company appointed Computershare as successor Rights Agent under the Rights Agreement, and Computershare has agreed to accept such appointment, as of August 25, 2003.

                NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

                1.                Successor Rights Agent. Effective as of August 25, 2003, Computershare shall serve as Rights Agent under the Rights Agreement, as successor to Fifth Third (which was itself successor to American), all references in the Rights Agreement to American, Fifth Third or Rights Agent shall be deemed to refer to Computershare, and from and after that date Computershare shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent as of August 25, 2003, without further act or deed. Section 25 of the Rights Agreement hereby is amended to provide that notices to the Rights Agent shall be delivered to Computershare at the following address:

Computershare Investor Services LLC
2 North LaSalle Street
Chicago, IL 60602

                2.                Computershare and the Company hereby agree that from and after August 25, 2003, the second sentence of Section 3(c) of the Rights Agreement shall be amended to read in its entirety as follows:
"Certificates, representing such shares of Company Common, issued after the Record Date shall bear the following legend:

            "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement (the "Rights Agreement") dated as of May 16, 1995, as amended, between Hardinge Inc. (the "Company") and Computershare Investor Services LLC (the "Rights Agent"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal office of the stock transfer administration office of the Rights Agent."

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                3.                Computershare and the Company hereby agree that from and after August 25, 2003, the first sentence of Exhibit A to the Rights Agreement shall read as follows, and the signature line on page 3 thereof shall be for the Rights Agent in lieu of Fifth Third:

            "This certifies that ____________________, or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder thereof, subject to the terms and conditions of the Rights Agreement dated as of May 16, 1995, as amended (the "Rights Agreement;" terms defined therein are used herein with the same meaning unless otherwise defined herein) between Hardinge Inc., a New York corporation (the "Company"), and Computershare Investor Services LLC, a Delaware limited liability company, as Rights Agent (the "Rights Agent," which term shall include any successor Rights Agent under the Rights Agreement), to purchase from the Company at any time after the Distribution Date and prior to the Expiration Date at the office of the Rights Agent, one one-hundredth of a fully paid and non-assessable share of Series A Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company at the Purchase Price initially of $80.00 per one one-hundredth share (each such one one-hundredth of a share being a "Unit") of Preferred Stock, upon presentation and surrender of this Rights Certificate with the Election to Purchase and related certificate duly executed."

                4.                Computershare and the Company hereby agree that, from and after August 25, 2003, Section 21 of the Rights Agreement shall be amended to read in its entirety as follows:

The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon not less than thirty days' prior notice in writing mailed to the Company, and to each transfer agent of the Preferred Stock and the Company Common Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. The Company may remove the Rights Agent or any successor Rights Agent upon not less than thirty days' prior notice in writing, mailed to the Rights Agent or successor Rights Agent, as the case may be, and to each transfer agent of the Preferred Stock and the Company Common Stock, by registered or certified mail, and to the holders of the Rights Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Rights Agent. If the Company shall fail to make such appointment within a period of thirty days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Rights Certificate (who shall, with such notice, submit his Rights Certificate for inspection by the Company), then any registered holder of any Rights Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by such a court, shall be (a) a corporation, limited liability company or trust company (or similar form of entity under the laws of any state of the United States or a foreign jurisdiction) authorized to conduct business under the laws of the United States or any state of the United States, which is authorized under such laws to exercise corporate trust, fiduciary or stockholder services powers and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $10,000,000 or (b) an Affiliate controlled by an entity described in clause (a) of this sentence. After appointment, the successor Rights Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as

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Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Preferred Stock and the Company Common Stock, and mail a notice thereof in writing to the registered holders of the Rights Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent.

            IN WITNESS WHEREOF, Computershare Investor Services LLC and the Company have executed this Amendment as of the date first written above.

COMPUTERSHARE INVESTOR SERVICES LLC By /s/ Blanche Hurt Blanche Hurt General Counsel HARDINGE INC. By /s/ J. Patrick Ervin J. Patrick Ervin Chairman of the Board, President and CEO